February 27, 1996



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

Re:  Rule 24f-2 Notice for
     Connecticut Mutual Investment Accounts, Inc.
     Income Account
     Growth Account
     Total Return Account
     Liquid Account
     Government Securities Account
     CMIA LifeSpan Capital Appreciation Account
     CMIA LifeSpan Balanced Account
     CMIA LifeSpan Diversified Income Account
     File No. 2-75276

Dear Commissioners:

As Counsel for Connecticut Mutual Investment Accounts, Inc., (the "Fund") and on behalf of its Income Account, Growth Account, Total Return Account, Liquid Account, Government Securities Account, CMIA LifeSpan Capital Appreciation Account, CMIA LifeSpan Balanced Account and CMIA LifeSpan Diversified Income Account(the "Accounts"), I have examined the "Rule 24f-2 (the "Notice") for the Accounts in the form proposed to be filed with the Securities Exchange Commission. By such Notice, the Accounts will make definite the registration of shares of its class of common stock known as the Accounts.

It is my opinion that the shares of common stock, the registration which this Notice makes definite in number, were legally issued, fully paid, and non-assessable. I have made such examination of law and have examined such records and documents as I have deemed appropriate in giving this opinion.

I hereby consent to the filing of this opinion as an exhibit to the above-mentioned Notice.

Very truly yours,


/S/ MICHAEL A. CHONG

Michael A. Chong